                                                                    EXHIBIT 10.3


                           LETTER OF CREDIT AGREEMENT

                                   dated as of
                                 August 13, 2004
                                      among

                                KMART CORPORATION

                      BANK OF AMERICA, NATIONAL ASSOCIATION
                               FLEET NATIONAL BANK
                                as Issuing Banks

                           ---------------------------



                                                         TABLE OF CONTENTS
                                                                                                               PAGE

1.    Definitions.................................................................................................1

   1.01     Defined Terms.........................................................................................1
   1.02     Terms Generally.......................................................................................7

2.    Letters of Credit...........................................................................................8

   2.01     Issuance of Letters of Credit.........................................................................8
   2.02     Reimbursement of Drawings.............................................................................8
   2.03     Notice of Drawings....................................................................................8
   2.04     Interest on Overdue Amounts...........................................................................8
   2.05     Procedures for Issuance...............................................................................9
   2.06     Unconditional Obligations.............................................................................9
   2.07     Unused Fee...........................................................................................10
   2.08     Letter of Credit Fees................................................................................10
   2.09     Closing Fees.........................................................................................11
   2.10     Nature of Fees.......................................................................................11
   2.11     Termination or Reduction of Commitments..............................................................11
   2.12     Maintenance of Loan Account; Statements of Account...................................................11
   2.13     Increased Costs......................................................................................11
   2.14     Payments.............................................................................................12
   2.15     Taxes................................................................................................13
   2.16     Transfer to Existing Financing Agreement.............................................................14

3.    Representations and Warranties.............................................................................14

   3.01     Organization; Powers.................................................................................14
   3.02     Authorization; Enforceability........................................................................14
   3.03     Governmental Approvals; No Conflicts.................................................................15
   3.04     Litigation...........................................................................................15
   3.05     No Default...........................................................................................15
   3.06     Security Documents...................................................................................15
   3.07     Federal Reserve Regulations..........................................................................15
   3.08     Solvency.............................................................................................15
   3.09     Home Depot Sale......................................................................................15

4.    Conditions.................................................................................................16

   4.01     Closing Date.........................................................................................16
   4.02     Conditions Precedent to Each Letter of Credit........................................................17

5.    Affirmative Covenants......................................................................................18

   5.01     Financial Statements and Other Information...........................................................18
   5.02     Existence; Conduct of Business.......................................................................19
   5.03     Compliance with Laws.................................................................................19
   5.04     Use of Letters of Credit.............................................................................19
   5.05     Maintenance of Excluded Account......................................................................19



                                       (i)





   5.06     Cash Collateralization of Letter of Credit Outstandings..............................................19
   5.07     Perfection of Mortgage; Release of Lien..............................................................19
   5.08     Books and Records....................................................................................20
   5.09     Further Assurances...................................................................................20
   5.10     Mortgage.............................................................................................20

6.    Covenants..................................................................................................20

   6.01     Liens, Collateral Dispositions.......................................................................20
   6.02     Fundamental Changes..................................................................................20

7.    Events of Default..........................................................................................20

   7.01     Events of Default....................................................................................20
   7.02     Remedies on Default..................................................................................23

8.    Miscellaneous..............................................................................................23

   8.01     Notices..............................................................................................23
   8.02     Waivers; Amendments..................................................................................23
   8.03     Expenses; Indemnity; Damage Waiver...................................................................24
   8.04     Successors and Assigns...............................................................................25
   8.05     Survival.............................................................................................25
   8.06     Counterparts; Integration............................................................................26
   8.07     Severability.........................................................................................26
   8.08     Right of Setoff......................................................................................26
   8.09     Governing Law; Jurisdiction; Consent to Service of Process...........................................26
   8.10     WAIVER OF JURY TRIAL.................................................................................28
   8.11     Headings.............................................................................................28
   8.12     Interest Rate Limitation.............................................................................28
   8.13     Additional Waivers...................................................................................28
   8.14     Other Collateral.....................................................................................30
   8.15     Confidentiality......................................................................................30




                                      (ii)

         LETTER OF CREDIT AGREEMENT dated as of August 13, 2004 among

         KMART CORPORATION, ("Kmart")a Michigan corporation, having a place of business at 3100 West Big Beaver Road, Troy, Michigan 48084; and

         BANK OF AMERICA, NATIONAL ASSOCIATION and FLEET NATIONAL BANK, as Issuing Banks, each a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

         1.       DEFINITIONS.

         1.01     Defined Terms.

         As used in this Agreement, the following terms have the meanings specified below:

         "Affiliate" means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person.

         "Agreement" means this Letter of Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

         "Applicable Law" means as to any Person: (i) all laws, statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

         "Availability" means, at any time of determination, (i) prior to January 7, 2005, $200,000,000, and (ii) on and after January 7, 2005, an amount equal to the difference between the amounts on deposit in the Cash Collateral Account and 100.5% of the Letter of Credit Outstandings.

         "Bank of America" means Bank of America, National Association.

         "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts, Charlotte, North Carolina, or Detroit, Michigan are authorized or required by law to remain closed.

         "Cash Collateral Account" shall mean an account established by Kmart with an Issuing Bank under the sole and exclusive dominion and control of the Issuing Bank designated as the "Kmart Cash Collateral Account", in which account the Issuing Banks have been granted a Lien pursuant to the Pledge and Security Agreement.

         "Change in Control" means, at any time, (a) the board of directors of Holdings shall cease to consist of a majority of the Continuing Directors, (b) any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) (i) other than Third Avenue and ESL and their respective Affiliates shall acquire Control of Holdings, or (ii) shall acquire more than the percentage of the then issued and outstanding shares of capital stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances owned directly or indirectly by ESL, Third Avenue and their respective Affiliates or (c) Holdings ceases to own and control directly or indirectly all of the economic and voting rights associated with all of the outstanding capital stock of Kmart or Kmart HQ.

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Issuing Bank (or by such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Charges" has the meaning provided therefor in Section 8.12.

         "Closing Date" means the date on which the conditions specified in
Section 4.02 are satisfied or waived.

         "Code" means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

         "Collateral" means (i) the Mortgaged Property, and (ii) any and all "Collateral" as defined in the Pledge and Security Agreement.

         "Commercial Letter of Credit" means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Kmart or any Subsidiary Credit Parties in the ordinary course of business of Kmart or such Subsidiary Credit Parties.

         "Commitment" means (i) prior to January 7, 2005, $200,000,000, and (ii) on and after January 7, 2005, $600,000,000, or, in each case, such lesser amount on account of a reduction thereof in accordance with the provisions of Section
2.11 hereof.

         "Continuing Directors" means directors of Holdings who are in office on the Closing Date and each other director, if, in each case (a) commencing on the Closing Date and ending on May 6, 2005, such director's nomination for election to the board of directors of Holdings is recommended by (i) in the case of the directors nominated by the Financial Institutions Committee (as defined in the Plan of Reorganization), a majority of directors elected by the Financial Institutions Committee, (ii) in the case of the directors nominated by the Unsecured Creditors Committee (as defined in the Plan of Reorganization), a majority of directors elected by the Unsecured Creditors Committee, and (iii) in the case of the directors nominated by the Plan Investors (as defined in the Plan of Reorganization), a majority of directors elected by the

Plan Investors, and (b) after May 6, 2005, such other director's nomination for election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

         "Credit Documents" means this Agreement, the Letters of Credit, each letter of credit application, the Mortgage, and the Pledge and Security Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, each as amended and in effect from time to time.

         "Credit Request" means a request by Kmart for the issuance of a Letter of Credit in accordance with Section 2.05.

         "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "dollars" or "$" refers to lawful money of the United States of America.

         "ESL" means ESL Investments, Inc., a Delaware corporation.

         "Event of Default" has the meaning assigned to such term in Section
7.01.

         "Excluded Account" means a deposit or investment account established by Kmart with Bank of America having a balance at all relevant times of at least $250,000,000, less any amounts deposited in the Cash Collateral Account.

         "Excluded Taxes" means, with respect to any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Kmart or any Subsidiary Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which Kmart or such Subsidiary Credit Party is located.

         "Existing Financing Agreement" means the Credit Agreement dated as of May 6, 2003 between, among others, Kmart, the other Credit Parties thereto, the Lenders party thereto, General Electric Capital Corporation, as Administrative Agent and Co-Collateral Agent, and Fleet Retail Group, Inc. (f/k/a Fleet Retail Finance Inc.) as Co-Syndication Agent and Co-Collateral Agent, as amended and in effect.

         "Existing L/Cs" means the letters of credit issued by Fleet and Bank of America under the Existing Financing Agreement.

         "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Bank of America from three Federal funds brokers of recognized standing selected by it.

         "Fleet" means Fleet National Bank, a national banking association.

         "GAAP" means generally accepted accounting principles of the United States of America, consistently applied.

         "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Holdings" means Kmart Holding Corporation, a Delaware corporation.

         "Home Depot Sale" means the sale of certain real property leases and related assets of Kmart pursuant to a Purchase and Sale Agreement between Kmart and Home Depot U.S.A., Inc. dated as of June 3, 2004.

         "Indemnified Taxes" means Taxes other than Excluded Taxes.

         "Indemnitee" has the meaning provided therefor in Section 8.03(b).

         "Issuing Bank" means Fleet, Bank of America or their respective Affiliates, in their capacities as the issuers of Letters of Credit hereunder.

         "Kmart" is defined in the Preamble hereto.

         "Kmart HQ" means Kmart Management Corporation, a Michigan corporation.

         "L/C Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

         "Letter of Credit" shall mean a letter of credit that is (i) issued pursuant to this Agreement for the account of Kmart or any Subsidiary Credit Parties, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued for purposes for which Kmart or any Subsidiary Credit Party has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the applicable Issuing Bank, and (iv) in form reasonably satisfactory to the applicable Issuing Bank. The Existing L/Cs shall, for all purposes be deemed Letters of Credit under this Agreement.

         "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.08.

         "Letter of Credit Outstandings" shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which any Issuing Bank has not then been reimbursed.

         "Lien" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

         "Margin Stock" has the meaning assigned to such term in Regulation U.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, assets, or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the ability of Kmart or any Subsidiary Credit Party to perform any material obligation or to pay any Obligations under this Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or any of the material rights or remedies of the Issuing Banks hereunder or thereunder. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

         "Maximum Rate" has the meaning provided therefor in Section 8.12.

         "Mortgage" means that certain Leasehold Mortgage of even date herewith from Kmart in favor of the Issuing Banks granting the Issuing Banks a Lien on the Mortgaged Property.

         "Mortgaged Property" means those leasehold interests and related assets which are the subject of Purchase and Sale Agreement between Kmart and Home Depot U.S.A., Inc. dated as of June 3, 2004 and listed on Exhibit A to the Mortgage.

         "Obligations" means the due and punctual payment by Kmart and each Subsidiary Credit Party of (i) each payment required to be made by Kmart or any Subsidiary Credit Party under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements and interest thereon (including all interest that accrues after the commencement of any case or proceeding by or against Kmart or any Subsidiary Credit Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of Kmart or any Subsidiary Credit Party to any Issuing Banks under this Agreement and the other Credit Documents.

         "Organizational Document" means, relative to any Person, its limited partnership agreement, its certificate of incorporation, formation or limited partnership, its operating agreement, its by-laws and all material shareholder or equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its capital stock or its limited partnership agreement.

         "Other Taxes" means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan of Reorganization" means that certain Joint Plan of Reorganization of Kmart Corporation and certain of its Affiliates filed on January 24, 2003, together with all schedules and exhibits thereto, and all amendments, modifications, or supplements filed after such date, as the same is in effect on the Closing Date.

         "Pledge and Security Agreement" means the Pledge and Security Agreement among Kmart and the Issuing Banks, as amended and in effect from time to time and as executed hereafter.

         "Prime Rate" shall mean, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its "Prime Rate" and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason any Issuing Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of any Issuing Bank to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America's Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America's Prime Rate or the Federal Funds Effective Rate, respectively.

         "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

         "Responsible Officer" means Holdings' Treasurer, Assistant Treasurer or Treasury Manager.

         "Security Documents" means the Pledge and Security Agreement and the Mortgage.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

         "Standby Letter of Credit" means any Letter of Credit other than a Commercial Letter of Credit.

         "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary Credit Parties" means any Subsidiary of Kmart for whose account a Letter of Credit is issued by an Issuing Bank.

         "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "Termination Date" shall mean the earliest to occur of (i) August 13, 2007 or (ii) the date of the occurrence of any Event of Default pursuant to
Section 7.01(g) or 7.01(h), or (iii) the date on which the commitments of the Issuing Bank are terminated pursuant to clause (i) of the final paragraph of
Section 7.01 or Section 2.11 hereof.

         "Third Avenue" means Third Avenue Trust, on behalf of certain of its investment series.

         "Transfer Notice" has the meaning set forth in Section 2.16 hereof.

         "Unused Commitment" shall mean, on any day, (a) the balance in the Cash Collateral Account divided by 100.5% minus (b) the then Letter of Credit Outstandings.

         "Unused Fees" has the meaning set forth in Section 2.07.

         1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include",

"includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

         2.       LETTERS OF CREDIT.

         2.01     Issuance of Letters of Credit.

                  (a) Upon the terms and subject to the conditions herein set forth, Kmart may request an Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the applicable Issuing Bank shall issue, for the account of Kmart or any of its Subsidiary Credit Parties one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Commitment, or (ii) Availability would be less than zero.

                  (b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to August 13, 2007.

         2.02 Reimbursement of Drawings. Drafts drawn under each Letter of Credit shall be reimbursed by Kmart or the applicable Subsidiary Credit Party in dollars by paying to the applicable Issuing Bank an amount equal to such drawing not later than 4:00 p.m., Boston time, on (i) the date that Kmart shall have received notice of such drawing, if such notice is received prior to 12:00 noon, Boston time, on such date, or (ii) the Business Day immediately following the day that Kmart receive such notice, if such notice is received after 12:00 noon, Boston time, on the day of drawing,

         2.03 Notice of Drawings. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify Kmart by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve Kmart or any Subsidiary Credit Party of its obligation to reimburse such Issuing Bank with respect to any such payment.

         2.04 Interest on Overdue Amounts. If an Issuing Bank shall make any L/C Disbursement, then, unless Kmart or a Subsidiary Credit Party shall reimburse the Issuing Bank in full at the time required herein, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that Kmart or a Subsidiary Credit Party reimburses such Issuing Bank therefor, at the rate per annum equal to the Prime Rate. Interest shall be calculated on the basis of a 360 day year and actual days elapsed.

         2.05 Procedures for Issuance. Whenever Kmart or a Subsidiary Credit Party desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Kmart, through a Responsible Officer, shall give to the Issuing Bank at least two (2) Business Days' prior written notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and Kmart) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the applicable Subsidiary Credit Party shall also submit a letter of credit application on the Issuing Bank's standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit. In the event of an inconsistency between any such letter of credit application and this Agreement, the terms of this Agreement shall control.

         2.06 Unconditional Obligations. The obligations of Kmart and the Subsidiary Credit Parties to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit;
(ii) the existence of any claim, setoff, defense or other right which Kmart or any Subsidiary Credit Party may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Kmart's of the Subsidiary Credit Parties' obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. Neither the Issuing Banks nor any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks, provided that the foregoing provisions of this Section 2.06 shall not be construed to excuse the Issuing Banks from liability to Kmart or any Subsidiary Credit Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Kmart and the Subsidiary Credit Parties to the extent permitted by Applicable Law) suffered by Kmart or the Subsidiary Credit Parties that are caused by the Issuing Banks' failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by the Issuing Bank's gross negligence, willful misconduct or bad faith. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Banks may, in their sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

         2.07 Unused Fee. Kmart or the Subsidiary Credit Parties shall pay to the Issuing Banks, an unused fee (the "Unused Fee") equal to (i) prior to January 7, 2005, 0.125% per annum (on the basis of actual days elapsed in a year of 360 days) of the difference between Availability and the average daily balance of the then Letter of Credit Outstandings, for each day commencing on and including the Closing Date; and (ii) on and after January 7, 2005, 0.125% per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily balance of the Unused Commitment for each day and ending on but excluding the Termination Date. The Unused Fee so accrued in any calendar month shall be payable on the first Business Day of the immediately succeeding calendar month, except that all Unused Fees so accrued and unpaid as of the Termination Date shall be payable on the Termination Date.

         2.08 Letter of Credit Fees.

                  (a) Kmart and the Subsidiary Credit Parties shall pay the applicable Issuing Bank on the first day of each calendar quarter, in arrears, a fee (each, a "Letter of Credit Fee") equal to the following per annum percentages of the average daily face amount of the following categories of Letters of Credit outstanding during the immediately preceding calendar quarter:

                      (i) Standby Letters of Credit:At a per annum rate equal to 0.20%.

                      (ii) Commercial Letters of Credit: At a per annum rate equal to 0%.

                      (iii) If Kmart or the Subsidiary Credit Parties fail to comply with Section 5.06, below, the Letter of Credit Fees shall be increased by an amount equal to two percent (2.00%) per annum.

                      (iv) After the occurrence and during the continuance of an Event of Default, at the option of the Issuing Banks exercised by written notice to Kmart, the Letter of Credit Fees shall be further increased by an amount equal to one-half of one percent (0.50%) per annum.

                      (v) Upon the occurrence of an Event of Default, Kmart and the Subsidiary Parties shall pay to the Issuing Banks a make whole fee in the amount of .75% of the maximum amount of the Commitment.

                           (vi) Kmart and the Subsidiary Credit Parties shall pay to the Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, such other reasonable fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Banks as are customarily imposed by the Issuing Banks from time to time in connection with letter of credit transactions.

                           (vii) All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.

         2.09 Closing Fees. In addition to any other fees payable hereunder, Kmart and the Subsidiary Credit Parties shall pay to the Issuing Banks (a) an upfront fee in the sum of $600,000, fully earned on the Closing Date, of which $200,000 shall be payable on the Closing Date and $400,000 shall be payable on January 7, 2005, and (b) a structuring fee in the sum of $150,000 payable on the Closing Date.

         2.10 Nature of Fees

         All fees shall be paid on the dates due, in immediately available funds, to the Issuing Banks as provided herein. All fees shall be fully earned on the date when due (or on the Closing Date if specifically indicated as such) and shall not be refundable under any circumstances.

         2.11 Termination or Reduction of Commitments.

         Upon at least three (3) Business Days' prior written notice to the Issuing Banks Kmart may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall be irrevocable when given. No reduction in the Commitments shall result in the Commitments being less than the then Letter of Credit Outstandings.

         2.12 Maintenance of Loan Account; Statements of Account.

                  (a) The Issuing Banks shall maintain an account on its books in the name of Kmart (the "Loan Account") which will reflect all Letter of Credit Outstandings, L/C Disbursements, fees and interest that have become payable as herein set forth.

                  (b) After the end of each calendar month, the Issuing Banks shall send to Kmart a statement accounting for the transactions occurring among and between the Issuing Banks and Kmart during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on Kmart and each Subsidiary Credit Party, unless otherwise objected to in writing by Kmart within forty-five (45) days after receipt of the monthly statement.

         2.13 Increased Costs.

                  (a) If any Change in Law shall:

                           (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Banks; or

                           (ii) impose on any Issuing Bank any other condition affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Issuing Bank of issuing or maintaining any Letter of Credit by an amount deemed material by such Issuing Bank or to reduce the amount of any sum received or receivable by such Issuing Bank hereunder by an amount deemed material by such Issuing Bank, then Kmart and the Subsidiary Credit Parties will pay to such Issuing Bank, such additional amount or amounts as will compensate such Issuing Bank for such additional costs incurred or reduction suffered.

                  (b) If any Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Issuing Bank's capital or on the capital of such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Issuing Bank, to a level below that which such Issuing Bank or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Issuing Bank's policies and the policies of such Issuing Bank's holding company with respect to capital adequacy), then from time to time Kmart and the Subsidiary Credit Parties will pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such Issuing Bank's holding company for any such reduction suffered deemed to be material by such Issuing Bank.

                  (c) A certificate of the Issuing Bank setting forth the amount or amounts necessary to compensate such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to Kmart and shall be conclusive absent manifest error. Kmart and the Subsidiary Credit Parties shall pay such Issuing Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

                  (d) Delay on the part of any Issuing Bank to demand compensation pursuant to this Section within ninety (90) days after such right to compensation has been incurred shall not constitute a waiver of such Issuing Bank's right to demand such compensation.

         2.14 Payments

         Kmart and each Subsidiary Credit Party shall make each payment required to be made by it hereunder or under any other Credit Document (whether of interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.12 or 2.15, or otherwise) prior to 4:00 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Banks at their offices at 100 Federal Street, Boston, Massachusetts. If any payment under any

Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document shall be made in dollars. After the occurrence and during the continuance of an Event of Default, the Issuing Banks, without the request of Kmart or any Subsidiary Credit Party, may apply any amounts in the Cash Collateral Account towards any payment due under this Agreement. In addition, for the convenience of the parties, Kmart and each Subsidiary Credit Party authorize the Issuing Bank to charge any account maintained by Kmart or any Subsidiary Credit Party for any payment due under this Agreement, as and when such payment is due and payable, and whether or not an Event of Default has occurred or is continuing. The Issuing Bank acknowledges and agrees that notwithstanding such authorization, neither Kmart nor any Subsidiary Credit Party has granted, directly or indirectly, any lien or security interest in any such account or the proceeds thereof to the Issuing Bank, except as provided in the Pledge and Security Agreement.

         2.15     Taxes

                  (a) Any and all payments by or on account of any obligation of Kmart or the Subsidiary Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if Kmart or a Subsidiary Credit Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Issuing Banks receive an amount equal to the sum they would have received had no such deductions been made, (ii) Kmart and the Subsidiary Credit Parties shall make such deductions, and (iii) Kmart and the Subsidiary Credit Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

                  (b) In addition, Kmart and the Subsidiary Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

                  (c) Kmart and the Subsidiary Credit Parties shall indemnify the Issuing Banks, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Issuing Banks on or with respect to any payment by or on account of any obligation of Kmart or any Subsidiary Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Kmart by an Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Kmart or a Subsidiary Credit Party to a Governmental Authority, Kmart shall deliver to the Issuing Banks the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Banks.

                  (e) Each of the Issuing Banks agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant hereto, such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

                  (f) If any Issuing Bank reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by Kmart or any Subsidiary Credit Party pursuant to subsection (a) or (c) above in respect of payments under the Credit Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Issuing Bank whole, such Issuing Bank shall pay to Kmart, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

         2.16 Transfer to Existing Financing Agreement Kmart may, upon three (3) Business Days written notice (a "Transfer Notice") to the Issuing Banks, request that any or all of the Letters of Credit issued under this Agreement be deemed issued under the Existing Financing Agreement. As long as the issuance of such Letters of Credit would be permitted under the Existing Financing Agreement and all conditions precedent to such issuance would be satisfied (as if such Letters of Credit were newly issued on the date set forth in the Transfer Notice) and such issuance would not result in the occurrence of a Default or Event of Default (as each of those terms is defined in the Existing Financing Agreement), the Issuing Banks shall take such action, at the expense of Kmart, as may be reasonably required to cause such Letters of Credit to become "Letters of Credit" under the Existing Financing Agreement. Unless Kmart otherwise requests, such transfer of any Letters of Credit shall not cause a reduction in the Commitments of the Issuing Banks hereunder.

         3. REPRESENTATIONS AND WARRANTIES

         Kmart and the Subsidiary Credit Parties each represents and warrants to the Issuing Banks that:

         3.01 Organization; Powers. Kmart and each Subsidiary Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted.

         3.02 Authorization; Enforceability. The transactions contemplated hereby and by the other Credit Documents to be entered into by Kmart and each Subsidiary Credit Party are within Kmart's and such Subsidiary Credit Party's corporate limited partnership, limited liability company and other powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Kmart and constitutes, and each other Credit Document to which Kmart or any Subsidiary Credit Party is a party, when executed and delivered by Kmart or such Subsidiary Credit Party will constitute, a legal, valid and binding obligation of Kmart and each such Subsidiary Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         3.03 Governmental Approvals; No Conflicts. The transactions to be entered into and contemplated by the Credit Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or the Organizational Documents of Kmart or any Subsidiary Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Kmart or any Subsidiary Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by any Kmart or any Subsidiary Credit Party, and
(d) will not result in the creation or imposition of any Lien on any asset of any Kmart or any Subsidiary Credit Party, except Liens created under the Credit Documents.

         3.04 Litigation. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Kmart, threatened against or affecting Kmart or any Subsidiary Credit Party (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect under clauses (b) and (c) of the definition thereof, or (ii) that involve the Collateral or any of the Credit Documents.

         3.05 No Default. No Default or Event of Default has occurred and is continuing.

         3.06 Security Documents. The Security Documents shall create in favor of the Issuing Banks a legal, valid and enforceable security interest in the Collateral, and the Security Documents, if properly filed, or upon other action required for perfection, shall constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Kmart and the Subsidiary Credit Parties thereunder in such Collateral, in each case prior and superior in right to any other Person.

         3.07 Federal Reserve Regulations. (a) Neither Kmart nor any Subsidiary Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

              (b) No part of the proceeds of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

         3.08 Solvency. To the best of the knowledge of Kmart, as of the Closing Date, after giving effect to the transactions contemplated hereby, Kmart and each Subsidiary Credit Party is, and will be, Solvent.

         3.09 Home Depot Sale.

                  (a) The Purchase and Sale Agreement between Kmart and Home Depot U.S.A., Inc. dated as of June 3, 2004 has been duly executed and delivered by all parties thereto and constitutes a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and is in full force and effect.

                  (b) Kmart has received consents from the lessors of the leased properties described on Exhibit A to the Mortgage which are subject to the Purchase and Sale Agreement between Kmart and Home Depot U.S.A., Inc. dated as of June 3, 2004.

                  (c) The allocated purchase prices for each of the Mortgaged Properties which are subject to the Purchase and Sale Agreement between Kmart and Home Depot U.S.A., Inc. dated as of June 3, 2004 are set forth on Exhibit A to the Mortgage.

                  (d) To the best of Kmart's knowledge, there are no events or circumstances presently existing which could impede or delay consummation of the Home Depot Sale with respect to the Mortgaged Property consisting of the first 4 stores listed on Exhibit A to the Mortgage, on or before October 31, 2004.

         4.       CONDITIONS

         4.01 Closing Date. The obligation of the Issuing Banks to issue each Letter of Credit, on and after the Closing Date, is subject to the following conditions precedent:

                  (a) The Issuing Banks (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Credit Documents (other than the Pledge and Security Agreement) signed on behalf of such party or (ii) written evidence satisfactory to the Issuing Banks (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Credit Documents.

                  (b) The Issuing Banks shall have received a favorable written opinion of Holdings' in-house counsel covering such matters relating to Kmart and the Subsidiary Credit Parties, the Credit Documents or the transactions contemplated thereby as the Issuing Banks shall reasonably request.

                  (c) The Issuing Banks shall have received such documents and certificates as the Issuing Banks or their counsel may reasonably request relating to the organization, existence and good standing of Kmart and each Subsidiary Credit Party, the authorization of the transactions contemplated by the Credit Documents and any other legal matters relating to Kmart and the Subsidiary Credit Parties, the Credit Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Issuing Banks and their counsel.

                  (d) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Issuing Banks.

                  (e) The Issuing Banks shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of Holdings and its Subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, or income of Holdings and its Subsidiaries since the date of the most recent financial information delivered to the Issuing Banks.

                  (f) There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

                  (g) There shall not have occurred any default of any material contract or agreement of Kmart or any Subsidiary Credit Party which could reasonably be expected to have a Material Adverse Effect.

                  (h) All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Issuing Banks in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Issuing Banks) shall have been paid in full.

                  (i) The consummation of the transactions contemplated hereby shall not violate any Applicable Law.

                  (j) The Excluded Account shall have been established and funded.

                  (k) There shall have been delivered to the Issuing Banks such additional instruments and documents as the Issuing Banks or counsel to the Issuing Banks reasonably may require or request.

         4.02     Conditions Precedent to Each Letter of Credit.

         In addition to those conditions described in Section 4.01, the obligation of the Issuing Banks to issue each Letter of Credit, is subject to the following conditions precedent:

                  (a) Notice. The Issuing Banks shall have received a notice with respect to such issuance as required by Section 2.05.

                  (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Credit Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

                  (c) No Default. On the date of each issuance of each Letter of Credit, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall not be less than zero.

The request by Kmart for, and the acceptance by Kmart and each Subsidiary Credit Party of, each Letter of Credit hereunder shall be deemed to be a representation and warranty by Kmart and each such Subsidiary Credit Party that the conditions specified in this
Section 4.02 have been satisfied at that time.

         5.       AFFIRMATIVE COVENANTS

         Until (i) the Commitments have expired or been terminated, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, Kmart and each Subsidiary Credit Party covenants and agrees with the Issuing Banks that:

         5.01 Financial Statements and Other Information. Kmart will furnish to the Issuing Banks,:

                  (a) promptly following any request therefor, such information regarding the operations, business affairs and financial condition of Kmart and the Subsidiary Credit Parties, or compliance with the terms of any Credit Document, as the Issuing Banks may reasonably request, provided that Kmart and the Subsidiary Credit Parties need not furnish copies of any information if such information is available either on EDGAR or on Kmart's web site.

                  (b) at least ten (10) days prior written notice of any change
         (i) in any Kmart's or any Subsidiary Credit Party's corporate name,
         (ii) in Kmart's or any Subsidiary Credit Party's corporate structure or jurisdiction of incorporation or formation, or (iii) in Kmart's or any Subsidiary Credit Party's Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

         5.02 Existence; Conduct of Business. Kmart will, and will cause each of the Subsidiary Credit Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, and privileges, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

         5.03 Compliance with Laws. Kmart will, and will cause each of the Subsidiary Credit Parties to, comply with all Applicable Laws applicable to the transactions contemplated by this Agreement and the other Credit Documents, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         5.04 Use of Letters of Credit. The Letters of Credit issued hereunder will be used only (a) to replace or collateralize letters of credit under the Existing Financing Agreement, (b) to finance the acquisition of working capital assets of Kmart and the Subsidiary Credit Parties, including the purchase of Inventory, in the ordinary course of business, and (c) for general corporate purposes. No part of any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

         5.05 Maintenance of Excluded Account. Kmart shall maintain the Excluded Account with Bank of America until such time as the amounts on deposit in the Cash Collateral Account are at least equal to 100.5% of the Letter of Credit Outstandings.

         5.06 Cash Collateralization of Letter of Credit Outstandings. Kmart shall cause the amounts on deposit in the Cash Collateral Account to be at least equal to (i) on and after receipt of the proceeds of the sale of the Mortgaged Properties, unrestricted and free from escrow, the proceeds thereof (net of the closing expenses), and (ii)100.5% of the Letter of Credit Outstandings on and after January 7, 2005. Kmart shall cause all such net proceeds to be deposited in the Cash Collateral Account within 2 Business Days of receipt by Kmart or any Subsidiary Credit Party.

         5.07 Perfection of Mortgage; Release of Lien. In the event that the sale of the Mortgaged Properties is not consummated on or before January 7, 2005, at the request of the Issuing Banks, Kmart shall promptly cause the Mortgage to be recorded, at its expense, in all applicable filing offices and shall take all such other action as the Issuing Banks may reasonably require (including, without limitation, obtaining lessor's consents to the Mortgage). Upon consummation of the sale of the Mortgaged Properties and compliance with the provisions of Section 5.06 hereof, the Issuing Banks shall execute and deliver, at Kmart's expense, such documents as may be reasonably necessary to release their Lien under the Mortgage.

         5.08 Books and Records Kmart will, and will cause each of the Subsidiary Credit Parties to, permit any representatives designated by any Issuing Bank, upon reasonable prior notice, to examine and make extracts from its books and records applicable to the transactions contemplated by this Agreement to the extent deemed reasonably necessary by the Issuing Banks to administer and enforce this Agreement and the other Credit Documents.

         5.09 Further Assurances. Kmart and each Subsidiary Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any Applicable Law, or which any Issuing Bank may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Pledge and Security Agreement or the validity or priority of any such Lien, all at the expense of Kmart and the Subsidiary Credit Parties.

         5.10 Mortgage. Notwithstanding any other provision of this Agreement the Issuing Banks shall not, and Kmart shall have no obligation to, file or otherwise record or perfect the security interest created by the Mortgage, other than pursuant to Section 5.07 above.

         6.   COVENANTS

         Until (i) the Commitments have expired or been terminated, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, Kmart and each Subsidiary Credit Party covenants and agrees with the Issuing Banks that:

         6.01 Liens, Collateral Dispositions. Kmart and the Subsidiary Credit Parties will not create, incur, assume or permit to exist any Lien on any Collateral or sell, transfer, assign or otherwise dispose of any Collateral. (other than the Mortgaged Property (but not the proceeds therefrom) in connection with the consummation of the Home Depot Sale)

         6.02 Fundamental Changes. Kmart and the Subsidiary Credit Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary Credit Party may merge into any other Subsidiary Credit Party or into Kmart, and
(ii) any Subsidiary Credit Party may liquidate or dissolve voluntarily into Kmart.

         7.   EVENTS OF DEFAULT

         7.01 Events of Default. If any of the following events ("Events of Default") shall occur:

              (a) Kmart or the Subsidiary Credit Parties shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable;

              (b) Kmart or the Subsidiary Credit Parties shall fail to pay any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this

         Agreement or any other Credit Document, when and as the same shall become due and payable;

                  (c) any representation or warranty made or deemed made by or on behalf of Kmart or any Subsidiary Credit Party in or in connection with any Credit Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) Kmart or the Subsidiary Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.04, 5.05, 5.06, 5.07, 6.01 or 6.02;

                  (e) Kmart or the Subsidiary Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in Sections 7.01(a), 7.01(b), 7.01(c), or 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Issuing Banks to Kmart;

                  (f) the occurrence and continuance of any material Event of Default under the Existing Finance Agreement.

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Kmart or any Subsidiary Credit Party, their respective debts, or of a substantial part of their respective assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Kmart or any Subsidiary Credit Party or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) Kmart or any Subsidiary Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect,
         (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Kmart or any Subsidiary Credit Party or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (i) Kmart or any Subsidiary Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (j) any non-monetary judgment or order shall have been rendered against Kmart or any Subsidiary Credit Parties that is reasonably likely to have a Material Adverse Effect and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or other, by reason of a pending appeal or otherwise, shall not be in effect;

                  (k) (i) any challenge by or on behalf of Kmart, any Subsidiary Credit Party or any other Person to the validity of any Credit Document or the applicability or enforceability of any Credit Document strictly in accordance with the subject Credit Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Credit Document or any payment made pursuant thereto;

                      (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by Kmart, any Subsidiary Credit Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

                  (l) the indictment of, or institution of any legal process or proceeding against, Kmart or any Subsidiary Credit Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law, which is reasonably likely to have a Material Adverse Effect ;

                  (m) the determination by Kmart or any Subsidiary Credit Party, to suspend the operation of their business in the ordinary course, liquidate all or substantially all of Kmart's or such Subsidiary Credit Party's assets or employ an agent or other third party to conduct a program of closings, liquidations or "Going-Out-Of-Business" sales of all or substantially all of the business; or

                  (n) Any Change in Control

then, and in every such event (other than an event with respect to any Kmart described in clause (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Issuing Banks may by written notice to Kmart, take either or both of the following actions, at the same or different times: (i) terminate all or any portion of the Commitments, and thereupon all or such portion of the Commitments shall terminate immediately, and (ii) declare all Obligations then outstanding to be due and payable in whole and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Kmart and the Subsidiary Credit Parties; and in case of any event with respect to any Kmart or a Subsidiary Credit Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the Obligations then outstanding, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Kmart and the Subsidiary Credit Parties.

         7.02 Remedies on Default

         In case any one or more of the Events of Default shall have occurred and be continuing, the Issuing Banks may proceed to protect and enforce their rights and remedies under this Agreement or any of the other Credit Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Credit Documents or any instrument pursuant to which the Obligations are evidenced, and proceed to enforce the payment thereof or any other legal or equitable right of the Issuing Banks. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         8.   MISCELLANEOUS

         8.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

              (a) if to any Kmart or any Subsidiary Credit Party to it at 3100 West Big Beaver Road, Troy, Michigan 48084, Attention: James Gooch, Vice President, Treasurer, Financial Planning and Analysis (Telecopy No. (248) 463-6822), with a copy to James E. Defebaugh, Senior Vice President, Deputy General Counsel and Chief Compliance Officer (Telecopy No. (248) 458-1039);

              (b) if to the Issuing Banks, to Fleet Retail Group, Inc., 40 Broad Street, Boston, Massachusetts 02109, Attention Daniel T. Platt (Telecopy No. (617) 434-4312), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         8.02 Waivers; Amendments. (a) No failure or delay by the Issuing Banks in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Banks hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Kmart or any Subsidiary Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a

Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Issuing Banks may have had notice or knowledge of such Default or Event of Default at the time.

              (b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Kmart and the Issuing Banks.

         8.03 Expenses; Indemnity; Damage Waiver. (a) Kmart and the Subsidiary Credit Parties shall jointly and severally pay (i) all actual reasonable out-of-pocket expenses incurred by the Issuing Banks and their Affiliates, including the actual reasonable fees, charges and disbursements of counsel for the Issuing Banks, for the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Issuing Banks, including the reasonable fees, charges and disbursements of any counsel for the Issuing Banks in connection with the enforcement or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

              (b) Kmart and the Subsidiary Credit Parties shall, jointly and severally, indemnify the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Credit Documents or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or
(iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. In connection with any indemnified claim hereunder, the Indemnitees shall be entitled to select a single counsel for themselves (absent conflicts of interest) and Kmart and the Subsidiary Credit Parties shall promptly pay the reasonable fees and expenses of such counsel.

              (c) To the extent permitted by Applicable Law, neither Kmart nor any Subsidiary Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Credit Documents, any Letter of Credit or the use of the proceeds thereof. Kmart and the Subsidiary Credit Parties further agree that no Indemnitee shall have any liability to Kmart or such Subsidiary Credit Parties, any Person asserting claims by or on behalf of Kmart, such Subsidiary Credit Parties or any other Person in connection with this Agreement or the other Credit Documents except (i) for breach of the Indemnitee's obligations under this Agreement and the other Credit Documents, or (ii) the Indemnitee's gross negligence, willful misconduct or bad faith.

              (d) All amounts due under this Section shall be payable promptly after written demand therefor.

         8.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Banks that issues any Letter of Credit), except that Kmart and the Subsidiary Credit Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Issuing Bank (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Banks that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

              (b) Any Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Issuing Bank, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release an Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Issuing Bank as a party hereto.

         8.05 Survival. All covenants, agreements, representations and warranties made by Kmart and the Subsidiary Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Issuing Banks may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.15 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the

Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

         8.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Issuing Banks and Kmart and when the Issuing Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         8.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Issuing Bank or Affiliate or for the credit or the account of the Kmart and the Subsidiary Credit Parties against any of and all the obligations of Kmart and the Subsidiary Credit Parties now or hereafter existing under this Agreement held by such Issuing Bank, irrespective of whether or not such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that each Issuing Bank hereby waives any and all rights of set-off, banker's lien or counterclaim of any kind or nature until the termination of the Existing Financing Agreement. The rights of each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Issuing Bank may have under the Security Documents or otherwise.

         8.09 Governing Law; Jurisdiction; Consent to Service of Process

              (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

              (b) Kmart and the Subsidiary Credit Parties agree that any suit for the enforcement of this Agreement or any other Credit Document may be brought in any Massachusetts state or federal court sitting in the County of Suffolk as any Issuing Bank may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. Kmart and the Subsidiary Credit Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. Kmart and the Subsidiary Credit Parties agree that any action commenced by any of them asserting any claim or counterclaim arising under or in connection with this Agreement or any other Credit Document shall be brought solely in any Massachusetts state or federal court sitting in the County of Suffolk as any Issuing Bank may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

             (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH KMART, ANY SUBSIDIARY CREDIT PARTY, OR ANY ISSUING BANK, IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST KMART, ANY SUBSIDIARY CREDIT PARTY OR ANY ISSUING BANK, OR IN WHICH KMART, ANY SUBSIDIARY CREDIT PARTY OR ANY ISSUING BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN KMART, ANY SUBSIDIARY CREDIT PARTY OR ANY OTHER PERSON AND THE ISSUING BANKS.. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         8.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate, together with all fees, charges and other amounts that are treated as interest on such Letter of Credit or L/C Disbursement under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Issuing Banks in accordance with Applicable Law, the rate of interest payable, together with all Charges payable, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Issuing Bank in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Issuing Bank.

         8.13 Additional Waivers.

              (a) The Obligations are the joint and several obligations of Kmart and each Subsidiary Credit Party. Kmart and each Subsidiary Credit Party hereby assumes, guarantees, and agrees to discharge all Obligations of all other obligors. In that regard, any Subsidiary Credit Party for whose account a Letter of Credit is to be issued shall, prior to the date of issuance, execute and deliver to the Issuing Banks a joinder to, and assumption of obligations under, this Agreement (in addition to any letter of credit application or other documents required by the Issuing Banks).

              (b) To the fullest extent permitted by Applicable Law, the obligations of Kmart and each Subsidiary Credit Party hereunder shall not be affected by (i) the failure of any

Issuing Bank to assert any claim or demand or to enforce or exercise any right or remedy against any other obligor under the provisions of this Agreement, any other Credit Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Credit Document, or any other agreement, including with respect to any other obligor, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Issuing Banks.

             (c) To the fullest extent permitted by Applicable Law, the obligations of Kmart and each Subsidiary Credit Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each obligor hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any obligor or that would otherwise operate as a discharge of any obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

             (d) To the fullest extent permitted by Applicable Law, each obligor waives any defense based on or arising out of any defense of any other obligor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other obligor, other than the indefeasible payment in full in cash of all the Obligations. The Issuing Banks may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other obligor, or exercise any other right or remedy available to them against any other obligor, without affecting or impairing in any way the liability of any obligor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, each obligor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such obligor against any other obligor, as the case may be, or any security.

         8.14 Other Collateral. The Issuing Banks agree at the request of Kmart to negotiate in good faith appropriate market based pricing terms, structuring, due diligence requirements and possible syndication requirements that would apply in the event Kmart elects to substitute different real or personal property collateral for the cash required to be deposited in the Cash Collateral Account subsequent to January 7, 2005.

         8.15 Confidentiality. The Issuing Banks agree to keep confidential and not to disclose to any third party any information in respect of the Home Depot Sale and the allocation of prices to Kmart stores in conjunction therewith to the extent such information has not otherwise been made public.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

                                            KMART CORPORATION


                                            By:_________________________
                                            Name:
                                            Title:

                                             BANK OF AMERICA, NATIONAL
                                             ASSOCIATION, as Issuing Bank


                                             By:________________________
                                             Name:    Daniel T. Platt
                                             Title:   Vice President

                                             Address:

                                             40 Broad Street, 10th Floor
                                             Boston, Massachusetts 02109
                                             Attn: Daniel T. Platt
                                             Telephone: (617) 434-4190
                                             Telecopy: (617) 434-4312


                                             FLEET NATIONAL BANK,
                                             as Issuing Bank


                                             By:________________________
                                             Name:    Daniel T. Platt
                                             Title:   Vice President

                                             Address:

                                             40 Broad Street
                                             Boston, Massachusetts 02109
                                             Attn: Daniel T. Platt
                                             Telephone: (617) 434-4190
                                             Telecopy: (617) 434-4312






                                      S-32